Exhibit 99.1


       Cherokee International Announces Hiring of Chief Financial Officer

TUSTIN, Calif. October 31, 2005 - Cherokee International Corporation (NASDAQ:
CHRK), a leading provider of custom-designed power supplies, today announced that Linster (Lin) W. Fox will join the company as Executive Vice President, Chief Financial Officer and Secretary on October 31, 2005. He joins Cherokee from Anacomp, Inc., an international document management and multi-vendor services company, where he was Executive Vice President and Chief Financial Officer for the last five years. Prior to that, he was Senior Vice President and Corporate Controller at Anacomp.

Mr. Fox also previously served in a variety of financial management roles as Vice President in Anacomp's corporate finance, international, technical services, engineering and manufacturing organizations. Prior to Anacomp, Mr. Fox worked for DatagraphiX Inc., a designer and manufacturer of high end computer output devices with sales and service organizations around the world. There he held several financial management positions, including a five-year assignment in the U.K. as Director of Finance with their European operations.

Prior to DatagraphiX Inc., Mr. Fox worked in public accounting in Washington D.C. with what is now PriceWaterhouseCoopers. His clients included public, commercial and international companies. Mr. Fox is a native of Washington, D.C., a Certified Public Accountant and holds a B.S.B.A. degree from Georgetown University.

"We are very excited to have Lin join Cherokee," said Jeffrey M. Frank, Cherokee's President and Chief Executive Officer. "We were looking for someone with demonstrated CFO leadership skills, relevant knowledge of corporate compliance and extensive international and operational experience. Lin satisfies all of these objectives. "

About Cherokee International

Cherokee International Corporation designs and manufactures high-reliability custom and standard power supplies for original equipment manufacturers. Our advanced power supply products are typically custom-designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

SOURCE: Cherokee International Corporation